Exhibit 10.16

October 17, 2013

Clive Downie

Via email

Re:         Offer of Employment by Zynga Inc.

Dear Clive:

I am very pleased to confirm our offer to you of full-time employment with Zynga Inc., a Delaware corporation (the “Company”), in the position of Chief Operating Officer. You will report to the Company’s Chief Executive Officer, Don Mattrick. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Starting Salary. Your starting salary will be $450,000 per year (as adjusted from time to time, your “Salary”), less all applicable deductions required by law, which shall be payable at the times and in the installments consistent with the Company’s then current payroll practice. Your Salary is subject to periodic review and adjustment in accordance with the Company’s policies as in effect from time to time, but shall not be reduced below $450,000 per year without your consent.

2. Signing Bonus. Provided you accept this offer on or before October 24, 2013, and provided you commence employment on or before November 4, 2013, the Company will pay you a one-time signing bonus in the amount of $1,000,000, less deductions required by law (the “Signing Bonus”). This Signing Bonus will be paid on the first regularly scheduled payroll date in December 2013, but in all cases not later than March 15, 2014. Should the Company terminate your employment for Cause (as defined in the CIC Plan, described below) or should you choose to leave the Company for any reason, in either case prior to the one-year anniversary of your start date, you will be required to repay the Company a pro-rated share of the Signing Bonus not earned based on time served. Should the Company terminate your employment without Cause (as defined in the CIC Plan), or if your employment terminates as a result of your death or disability, and provided you sign and allow to become effective a release of claims, no repayment of the Signing Bonus shall be required.

3. Incentive Compensation. Following the end of your first year of employment, and conditioned on your continued employment with the Company, you will be eligible to earn incentive compensation under the Company’s then-applicable performance bonus program for similarly situated executive officers. In FY 2015 and FY 2016, your participation in any such incentive plans (as approved by the Board of Directors (the “Board”)) shall be at a level such that the target incentive under such program results in Total Target Annual Compensation for each of those fiscal years equal to at least $2,000,000. Notwithstanding this target level, the actual incentive compensation that you earn in any fiscal year will be dependent upon the achievement by the Company and by you of the applicable performance objectives (with such performance to be determined by the Board or a committee of the Board, in its sole discretion). For any given fiscal year, Total Target Annual Compensation is calculated as the sum of (1) annualized base salary rate, (2) target cash bonus opportunity, and (3) the accounting accrual value that the Company expects to recognize in that fiscal year with respect to all of your then outstanding equity awards, as well as with respect to any new equity grants to be made in that year. The Company reserves the right to determine the form, allocation and terms of the compensation opportunity awarded to you in any given fiscal year to achieve the $2,000,000 Total Target Annual Compensation. For clarity, this $2,000,000 value is a target measured on the date the Board (or its duly authorized committee) finalizes your compensation for a given fiscal year. Your actual W-2 compensation for a given year may differ (including based on actual performance under our cash incentive programs), and any such difference will not result in an increase or recovery of compensation for that fiscal year.

Employment Offer

4. 2014 Bridge Bonus. At the end of FY 2014, and conditioned on your continued employment with the Company, you will also be eligible for a one-time 2014 Bridge Bonus payment calculated by multiplying: (x) $2,740, times (y) the number of calendar days between your 1-year anniversary date with the Company and December 31, 2014. By way of example only, if your 1-year anniversary date with the Company falls on November 18, 2014, and you remain an employee with the Company through December 31, 2014, then you will be paid a one-time 2014 Bridge Bonus payment of $117,820. This 2014 Bridge Bonus will be paid on the first regularly scheduled payroll date in January 2015, but in all cases not later than March 15, 2015. Should the Company terminate your employment for Cause (as defined in the CIC Plan, described below), or should you choose to leave the Company for any reason prior to December 31, 2014, you will not be entitled to any portion of a 2014 Bridge Bonus payment.

5. Benefits. You will be eligible to participate in the health, life and disability insurance programs and the other employee benefit plans established by the Company for its employees from time to time in accordance with the terms of those programs and plans. The Company reserves the right to change the terms of its programs and plans at any time.

6. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, this offer of employment is contingent upon your signing the Company’s standard Employee Invention Assignment and Confidentiality Agreement in the form attached hereto as Exhibit A. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or other entity or to violate any other obligations you may have to any former employer or other entity. You represent that your signing of this offer letter, the agreement concerning equity awards granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers or other entities.

7. Zynga Stock Units. Subject to approval of the Board or a committee appointed by the Board, you will be eligible to receive an award of Zynga stock units (“ZSUs”) representing the opportunity to acquire 550,000 shares of the Company’s Class A common stock subject to the terms and conditions of the Company’s applicable equity incentive plan in effect at the time of grant (the “Plan”), and a ZSU agreement between you and the Company in the form approved by the Board or a committee appointed by the Board. The right to vesting and settlement of a ZSU award will be subject to your continued service, the restrictions set forth in the Plan and the ZSU agreement, and compliance with applicable securities and other laws and satisfaction of the Time Vesting Criteria. For purposes of the foregoing, the “Time Vesting Criteria” means a four (4) year vesting term with the following conditions (x) the vesting commencement date will occur on the 15th day of the month immediately following your employment start date with the Company and (y) the award vests as to 25% of the ZSUs (rounded down to the nearest whole ZSU) on the first anniversary of the vesting commencement date, with the balance vesting as to 1/16th of the ZSUs (rounded down to the nearest whole ZSU, except for the last vesting installment) every three months thereafter, in each case subject to continued service. Each installment of the ZSUs that vests is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2). Settlement of any vested ZSUs will occur no later than the 15th day of the third calendar month of the year following the year in which the installment of ZSUs is no longer subject to a “substantial risk of forfeiture” (within the meaning of Treasury Regulations Section 1.409A-1(d)) or, if required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by no later than December 31 of the calendar year in which the installment of ZSUs are no longer subject to a substantial risk of forfeiture (subject to any delay in payment required by upon a separation from service).

8. Executive Severance Plan. You will be eligible to participate in the Zynga Inc. Change in Control Severance Benefit Plan (the “CIC Plan”), subject to the terms and conditions thereof.

Employment Offer

9. Conflict of Interest; Further Assurances. Prior to starting employment, you will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes, directly or indirectly, with the Company. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company or that is reasonably likely to materially interfere with the performance of your job duties or create a conflict of interest. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. We have included with this letter an Outside Activity Disclosure Form. Please complete the form, and disclose any outside employment, business or activity in which you intend to engage during employment with Zynga. Failure to make disclosures is considered a material representation that you are not engaged or associated with any such outside activities at the beginning of employment. You will be responsible to comply with Zynga’s Conflict of Interest Policy including updated disclosures of such outside activities, at all times during employment. In addition, you agree to make any and all filings, applications and submissions as may be required by the Company in connection with the Company’s regulatory requirements related to real money gaming approvals and related business lines. Your refusal to make any such filings or to cooperate with such filings shall be deemed a material breach of this letter and Cause under the CIC Plan.

10. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. In addition, the Company may change your compensation, benefits, duties, assignments, responsibilities, location of your position, and any other terms and conditions of your employment, at any time to adjust to the changing needs of our dynamic company. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) are ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and a duly authorized member of the Board.

11. Background Check. This offer of employment is contingent upon successful completion of a background check.

12. Authorization to Work. This offer is also contingent upon proof of identity and work eligibility. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13. Section 409A. Notwithstanding anything to the contrary in this letter, it is intended that the benefits and payments provided in this letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), all payments made under this letter will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. It is intended that any payments or benefits provided under this letter that are not exempt from application of Section 409A will be interpreted and administered so as to comply with the requirements of Section 409A to the greatest extent possible, including the requirement that, notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and to the extent payments

Employment Offer

due to you upon a separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments (or delayed issuance of any shares subject to equity awards that are not themselves exempt from Section 409A) is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A, such payments will not be provided to you (or such shares issued) prior to the earliest of (a) the expiration of the six month period measured from the date of your separation from service with the Company, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation, and on the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided in this letter or in the applicable agreement, without interest.

14. Indemnification; Insurance. We will provided you with a customary indemnification agreement covering you as an executive officer of the Company, in the form previously approved by the Board, and will include you as an executive officer of the Company under the Company’s D&O insurance policy.

15. Entire Agreement. This offer letter and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law.

16. Acceptance. This offer will remain open until October 24, 2013. Your anticipated start date will be November             , 2013. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.

Should you have anything else that you wish to discuss, please do not hesitate to call me. We look forward to the opportunity to welcome you to the Company.

Very truly yours, ZYNGA INC.

/s/ Meg Makalou
Meg Makalou, Chief People Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Clive Downie	Date signed:	10/21/2013
Clive Downie

Employment Offer

Attachments:

Exhibit A Employee Invention Assignment and Confidentiality Agreement

Employment Offer

Exhibit A

Employee Invention Assignment and Confidentiality Agreement